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EXHIBIT 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization
Bank Rhode Island	Rhode Island
BRI Investment Corp.	Rhode Island
Acorn Insurance Agency	Rhode Island
Macrolease Corporation	Rhode Island

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  EXHIBIT 21
LIST OF SUBSIDIARIES OF THE COMPANY